Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report, dated March 16, 2016, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Skyline Medical Inc. for the year ended December 31, 2015.

Registration Statement on Form S-8 Nos. 333-169556 relating to the 2008 Equity Incentive Plan; 333-175565 relating to the 2008 Equity Incentive Plan, as amended; and 333-186464 relating to the 2012 Stock Incentive Plan.

Olsen Thielen & Co., Ltd.

St. Paul, Minnesota

March 16, 2016